Plantronics Announces Guido Jouret as a New Board Member
and Resignation of Maria Martinez

Santa Cruz, Calif. - April 19, 2018 - Plantronics (NYSE: PLT), an audio pioneer and communications technology leader, today announced the appointment of Guido Jouret to its Board of Directors effective April 17, 2018. Mr. Jouret brings more than 25 years of leadership experience across a variety of technology sectors including software, services, networking technology, and hardware. Mr. Jouret has served as Chief Digital Officer of ABB, Inc., an electrical and automation engineering company since October 2016.

“We are very excited to welcome Guido to the Plantronics Board of Directors,” said Bob Hagerty, Chairman of the Board, Plantronics. “Guido’s expertise incubating high-profile, new growth businesses in Cisco, Envision and Nokia aligns perfectly with Plantronics growth initiatives and strategic opportunities. We look forward to his guidance as we continue to expand the Company’s business.”

During his 20 years at Cisco from 1994 to 2014, Mr. Jouret spent more than seven years in its Emerging Technology group helping to create numerous new internal businesses including TelePresence and, in his final role as General Manager, the Internet of Things Business Unit. At Envision where he served as President-Digital Platform from 2014 to 2015, he was responsible for their new energy management division. From April 2015 to October 2016, Mr. Jouret was the Chief Technology Officer at Nokia where he spearheaded the launch and development of the consumer healthcare division.

Mr. Jouret holds a B.Sc. in Electrical Engineering from Worcester Polytechnic Institute and a PhD in Computing from Imperial College (University of London).

Additionally, the Company is announcing that Ms. Martinez has taken a senior leadership position with Cisco Systems, Inc. and has decided to resign from the Plantronics’ Board effective April 17, 2018. “Maria was a wonderful asset to Plantronics as she helped to steer our go to market strategy over the last two years since joining the Board,” stated Mr. Hagerty. “We wish her the best in her new and challenging role as Executive Vice President and Chief Customer Experience Officer with Cisco.”

About Plantronics
Plantronics is an audio pioneer and a global leader in the communications industry. We create intelligent and adaptive solutions that support our customers’ most important needs: experiencing and facilitating simple and clear communications while enjoying distraction-free environments. Our solutions are used worldwide by consumers and businesses alike, and are an optimal choice for open office environments. From Unified Communications and customer service ecosystems, to data analytics and Bluetooth headsets, Plantronics delivers high-quality communications solutions that our customers count on today, while relentlessly innovating on behalf of their future. For more information visit Plantronics.com.

Plantronics is a registered trademark of Plantronics. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics under license. All other trademarks are the property of their respective owner

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INVESTOR CONTACT:
Will Zelver Manager, Investor Relations & External Reporting
(831) 420-3168

MEDIA CONTACT:
George Gutierrez Sr. Director, Global Communications & Content Strategy
(831) 458-7537